Filed Pursuant to Rule 424(b)(5)
Registration No. 333-209699

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Note	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
3.250% Senior Notes due 2021	$400,000,000	99.912%	$399,648,000	$49,756.18
4.300% Senior Notes due 2028	$600,000,000	99.646%	$597,876,000	$74,435.56

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT

(To prospectus dated February 25, 2016)

$400,000,000 3.250% Senior Notes due 2021

$600,000,000 4.300% Senior Notes due 2028

We are offering $400,000,000 aggregate principal amount of 3.250% Senior Notes due 2021 (the “2021 notes”) and $600,000,000 aggregate principal amount of 4.300% Senior Notes due 2028 (the “2028 notes” and, together with the 2021 notes, the “notes”). The 2021 notes will mature on May 14, 2021 and the 2028 notes will mature on May 15, 2028. Interest on the 2021 notes is payable semi-annually in arrears on May 14 and November 14 of each year, beginning November 14, 2018. Interest on the 2028 notes is payable semi-annually in arrears on May 15 and November 15 of each year, beginning November 15, 2018.

We may redeem some or all of the notes of any series at any time and from time to time at the applicable “make-whole” redemption prices described under the heading “Description of the Notes—Optional Redemption.”

If we experience a “change of control” repurchase event, unless we have exercised our right to redeem the notes, we will be required to offer to repurchase the notes from holders as described under the heading “Description of the Notes—Repurchase at Option of Holders Upon Change of Control Repurchase Event.”

The notes will be our senior unsecured obligations, and will rank equally in right of payment with all of our other senior unsecured indebtedness from time to time outstanding.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-5 of this prospectus supplement and the risks discussed elsewhere in this prospectus supplement, the accompanying prospectus and the documents we file with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Public offering price (1)	Underwriting discounts and commissions	Proceeds, before expenses, to us
Per 2021 note	99.912%	0.250%	99.662%
Total	$399,648,000	$1,000,000	$398,648,000
Per 2028 note	99.646%	0.450%	99.196%
Total	$597,876,000	$2,700,000	$595,176,000

(1)	Interest on the notes will accrue from May 14, 2018 to the date of delivery.

We expect to deliver the notes to investors in registered book-entry form through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, S.A., and Euroclear Bank SA/NV, on or about May 14, 2018.

Joint Book-Running Managers

Citigroup	HSBC	J.P. Morgan	Wells Fargo Securities

Co-Managers

Rabo Securities	Mizuho Securities	TD Securities

Multi-Bank Securities, Inc.	Siebert Cisneros Shank & Co., L.L.C.

The date of this prospectus supplement is May 7, 2018.

No person has been authorized to give any information or to make any representations other than those contained in this prospectus supplement, the accompanying prospectus or any free writing prospectus we and the underwriters have authorized and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus supplement, the accompanying prospectus and any free writing prospectus we and the underwriters have authorized do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement, the accompanying prospectus or any free writing prospectus we and the underwriters have authorized nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that there has been any change in the affairs of Kellogg since the date of this prospectus supplement or that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to its date.

MiFID II Product Governance / Professional Investors and ECPs only Target Market—Solely for the purposes of the manufacturer’s product approval process, the target market assessment in respect of the notes has led to the conclusion that: (i) the target market for the notes is eligible counterparties and professional clients only, each as defined in MiFID II; and (ii) all channels for distribution of the notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the notes (a “distributor”) should take into consideration the manufacturer’s target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the manufacturer’s target market assessment) and determining appropriate distribution channels.

Summary

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary is not intended to be a complete description of the matters covered in this prospectus supplement and the accompanying prospectus and is subject to, and qualified in its entirety by reference to, the more detailed information and financial statements (including the notes thereto) included or incorporated by reference in this prospectus supplement and the accompanying prospectus. You should read this prospectus supplement, the accompanying prospectus and any free writing prospectus we have authorized, together with additional information described in the accompanying prospectus in the section titled “Where You Can Find More Information” and in this prospectus supplement in the section titled “Incorporation of Certain Information by Reference.” Unless otherwise specified or indicated by the context, “Kellogg,” “we,” “us” and “our” refer to Kellogg Company and its divisions and subsidiaries.

Kellogg Company

Kellogg Company is the world’s leading producer of cereal, second largest producer of cookies and crackers, and a leading producer of savory snacks and frozen foods. Additional product offerings include toaster pastries, cereal bars, fruit-flavored snacks and veggie foods. Kellogg products are manufactured and marketed globally.

Our brands are well recognized around the world. We market our products under well-known registered trademarks, including Pringles, Cheez-It, Keebler, Special K, Kellogg’s Frosted Flakes, Pop-Tarts, Kellogg’s Corn Flakes, Rice Krispies, Eggo, Mini-Wheats, Kashi, RXBAR and more. Our registered trademarks also include the brand names of many popular ready-to-eat cereals and convenience foods, including Special K, All-Bran, Apple Jacks, Kellogg’s Corn Flakes, Kellogg’s Frosted Flakes, Froot Loops, Rice Krispies Treats, Frosted Mini-Wheats and Fudge Shoppe, as well as animated cartoon characters, such as Tony the Tiger, Snap!Crackle!Pop!, Dig ‘Em, Toucan Sam and Ernie Keebler.

Kellogg Company was incorporated in Delaware in 1922. Our principal executive offices are located at One Kellogg Square, P.O. Box 3599, Battle Creek, Michigan 49016-3599 and our telephone number is (269) 961-2000.

Recent Developments

On May 2, 2018, Kellogg Company (i) acquired additional ownership in Multipro Singapore Pte. Ltd. (“Multipro”), a leading distributor of a variety of food products in Nigeria and Ghana, and (ii) exercised its call option to acquire an ownership interest in Tolaram Africa Foods, PTE LTD, one of the holding companies of an affiliated food manufacturing entity under common ownership with Multipro (collectively, the “Acquisition”). The aggregate consideration paid for the Acquisition was approximately $420 million and was funded through cash on hand and $400 million of commercial paper borrowings. We intend to use all of the net proceeds from this offering for general corporate purposes, including (i) the repayment of $400 million aggregate principal amount of our 3.25% Senior Notes due 2018 (the “2018 Notes”), (ii) the repayment of a portion of our commercial paper borrowings (including the commercial paper borrowings used to finance the Acquisition) and (iii) the payment of offering related fees and expenses.

The Offering

Issuer	Kellogg Company.

Notes Offered	$400,000,000 aggregate principal amount of 3.250% senior notes due 2021.

$600,000,000 aggregate principal amount of 4.300% senior notes due 2028.

Maturity	The 2021 notes will mature on May 14, 2021.

The 2028 notes will mature on May 15, 2028.

Interest Rates	The 2021 notes will accrue interest at a rate per year equal to 3.250%.

The 2028 notes will accrue interest at a rate per year equal to 4.300%.

Interest Payment Dates	Interest on the 2021 notes will accrue from May 14, 2018 and will be payable semi-annually in arrears on May 14 and November 14 of each year, beginning on November 14, 2018. Interest on the 2028 notes will accrue from May 14, 2018 and will be payable semi-annually on May 15 and November 15 of each year, beginning on November 15, 2018.

Ranking	The notes will be our unsecured and unsubordinated obligations and will rank on a parity with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. The notes will be effectively subordinated to all liabilities of our subsidiaries, including trade payables. As of March 31, 2018, our subsidiaries had $330 million of indebtedness (including outstanding letters of credit but excluding trade payables).

Optional Redemption	We may redeem the 2021 notes at our option, at any time in whole or from time to time in part, at a redemption price equal to the greater of:

•	100% of the principal amount of the 2021 notes being redeemed; and

•	the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the redemption date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in “Description of the Notes—Optional Redemption”), plus 10 basis points.

We will also pay the accrued and unpaid interest, if any, on the 2021 notes to the redemption date.

Prior to February 15, 2028 (the date that is three months prior to the maturity date of the 2028 notes (the “Par Call Date”)), we may redeem the 2028 notes at our option, at any time in whole or from time to time in part, at a redemption price equal to the greater of:

•	100% of the principal amount of the 2028 notes being redeemed; and

•	the sum of the present values of the remaining scheduled payments of principal and interest thereon that would be due if such notes matured on the Par Call Date (not including any portion of such payments of interest accrued as of the redemption date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in “Description of the Notes—Optional Redemption”), plus 25 basis points.

We will also pay the accrued and unpaid interest, if any, on the 2028 notes to the redemption date. On or after the Par Call Date, we may redeem the 2028 notes at our option, at any time in whole or from time to time in part, at a redemption price equal to 100% of the principal amount of the 2028 notes being redeemed plus accrued and unpaid interest, if any, on the 2028 notes to the redemption date.

Repurchase at Option of Holders Upon a Change of Control Repurchase Event	If we experience a “Change of Control Repurchase Event” (as defined in “Description of the Notes—Repurchase at Option of Holders Upon Change of Control Repurchase Event”), we will be required, unless we have exercised our right to redeem the notes, to offer to repurchase the notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase.

Covenants	Under the indenture, we have agreed to certain restrictions on our ability to incur debt secured by liens and to enter into certain transactions. See “Description of Debt Securities—Covenants—Limitation on Liens,” “—Sale and Leaseback,” and “—Merger, Consolidation or Sale of Assets” in the accompanying prospectus.

Use of Proceeds	We intend to use all of the net proceeds from this offering for general corporate purposes, including (i) the repayment of $400 million aggregate principal amount of 2018 Notes, (ii) the repayment of a portion of our commercial paper borrowings (including commercial paper borrowings used to finance the Acquisition) and (iii) the payment of offering related fees and expenses.

See “Use of Proceeds” in this prospectus supplement.

Additional Notes	We may from time to time, without giving notice to or seeking the consent of the holders of the notes, issue debt securities having the same terms (except for the issue date and, in some cases, the public offering price and the first interest payment date) as, and ranking equally and ratably with, the notes. Any additional debt securities having such similar terms, together with the notes, will constitute a single series of securities under the indenture, including for purposes of voting and redemptions.

Denomination and Form	We will issue the notes in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company, or DTC. Beneficial interests in the notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Clearstream Banking, S.A. (“Clearstream”) and Euroclear Bank, SA/NV (“Euroclear”) will hold interests on behalf of their participants through their respective U.S. depositaries, which in turn will hold such interests in accounts as participants of DTC. Except in the limited circumstances described in this prospectus supplement, owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive notes in definitive form and will not be considered holders of notes under the indenture. The notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Risk Factors	You should carefully read and consider the information set forth in “Risk Factors” beginning on page S-5 and the risk factors set forth in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 30, 2017 before investing in the notes.

Trustee	The Bank of New York Mellon Trust Company, N.A.

Governing Law	State of New York.

Risk Factors

An investment in the notes involves risks. Before deciding whether to purchase the notes, you should consider the risks discussed below and elsewhere in this prospectus supplement or the accompanying prospectus, including those set forth under the heading “Cautionary Statement About Forward-Looking Statements” in this prospectus supplement, and in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 30, 2017 that we have incorporated by reference in this prospectus supplement and the accompanying prospectus. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also impair our business operations.

Any of the risks discussed below or elsewhere in this prospectus supplement, the accompanying prospectus or in our filings with the Securities and Exchange Commission (the “SEC”) incorporated by reference in this prospectus supplement and the accompanying prospectus, and other risks we have not anticipated or discussed, could have a material adverse impact on our business, financial condition or results of operations. In that case, our ability to pay interest on the notes when due or to repay the notes at maturity could be adversely affected, and the trading price of the notes could decline substantially.

We have a substantial amount of indebtedness, which could limit financing and other options and adversely affect our ability to make payments on the notes.

We have indebtedness that is substantial in relation to our shareholders’ equity. As of March 31, 2018, we had total debt of approximately $8.8 billion and equity of $2.6 billion.

Our substantial indebtedness could have important consequences, including:

•	impairing the ability to obtain additional financing for working capital, capital expenditures or general corporate purposes, particularly if the ratings assigned to our debt securities by rating organizations were revised downward; a downgrade in our credit ratings, particularly our short-term credit rating, would likely reduce the amount of commercial paper we could issue, increase our commercial paper borrowing costs, or both;

•	restricting our flexibility in responding to changing market conditions or making us more vulnerable in the event of a general downturn in economic conditions or our business;

•	requiring a substantial portion of our cash flow from operations to be dedicated to the payment of principal and interest on our debt, reducing the funds available to us for other purposes such as expansion through acquisitions, marketing spending and expansion of our product offerings; and

•	causing us to be more leveraged than some of our competitors, which may place us at a competitive disadvantage.

Our ability to make scheduled payments or to refinance our obligations with respect to indebtedness will depend on our financial and operating performance, which in turn, is subject to prevailing economic conditions, the availability of, and interest rates on, short-term financing, and financial, business and other factors beyond our control.

The notes are effectively subordinated to any secured obligations we may have outstanding and to the obligations of our subsidiaries.

Although the notes are unsubordinated obligations, they are effectively subordinated to any secured obligations we may have, to the extent of the assets that serve as security for those obligations. As of March 31, 2018, we had no secured debt (other than $2 million of capital lease obligations). However, since the notes are obligations exclusively of Kellogg Company, and are not guaranteed by our subsidiaries, the notes are also effectively subordinated to all liabilities of our subsidiaries since they are separate and distinct legal entities with no obligation to pay any amounts due under our indebtedness, including the notes, or to make any funds available to us, whether by paying dividends or otherwise, so that we can do so. Under the terms of our indenture, our subsidiaries are not prohibited from incurring additional debt or other liabilities, including senior indebtedness. If our subsidiaries were to incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected. As of March 31, 2018, our subsidiaries had $330 million of indebtedness (including outstanding letters of credit but excluding trade payables).

We may incur additional indebtedness.

The indenture governing the notes does not prohibit us from incurring additional unsecured indebtedness in the future. We are also permitted to incur additional secured indebtedness that would be effectively senior to the notes subject to the limitations described in the section entitled “Description of Debt Securities—Covenants—Limitations on Liens” in the accompanying prospectus. The indenture governing the notes also permits unlimited additional borrowings by our subsidiaries that are effectively senior to the notes. In addition, the indenture does not contain any restrictive covenants limiting our ability to pay dividends or make any payments on junior or other indebtedness.

Active trading markets may not develop for the notes.

The notes are new issues of securities for which there are currently no trading markets. We do not intend to apply for listing of the notes on any securities exchange or quotation on an automated dealer quotation system. Although the underwriters have informed us that they currently intend to make a market in the notes of each series after we complete the offering, they have no obligation to do so and may discontinue their market-making at any time without notice. In addition, any market-making activity will be subject to the limits imposed by federal securities laws and may be limited during the offering of the notes.

If active trading markets do not develop or are not maintained, the market prices and liquidity of the notes may be adversely affected. In that case, you may not be able to sell your notes at a particular time or you may not be able to sell your notes at a favorable price. The liquidity of any market for the notes of each series will depend on a number of factors, including:

•	the number of holders of the notes;

•	our ratings published by major credit rating agencies;

•	our financial performance;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the notes; and

•	prevailing interest rates.

We cannot assure you that active markets for the notes will develop or, if developed, will continue.

Our credit ratings may not reflect all risks of an investment in the notes.

The notes will be rated by at least one nationally recognized statistical rating organization. The ratings of our notes will primarily reflect our financial strength and will change in accordance with the rating of our financial strength. Any rating is not a recommendation to purchase, sell or hold any particular security, including the notes. These ratings do not comment as to market price or suitability for a particular investor. In addition, ratings at any time may be lowered or withdrawn in their entirety. The ratings of the notes may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or trading value of, the notes. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the notes and increase our corporate borrowing costs.

An increase in market interest rates could result in a decrease in the value of the notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase fixed rate notes and market interest rates increase, the market value of your notes may decline. We cannot predict the future level of market interest rates.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of a Change of Control Repurchase Event, unless we have exercised our right to redeem the notes, each holder of notes will have the right to require us to repurchase all or any part of such holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. If we experience a Change of Control Repurchase Event, there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the notes. Our failure to repurchase the notes as required under the indenture governing the notes would result in a default under the indenture, which could have material adverse consequences for us and the holders of the notes. See “Description of the Notes—Repurchase at Option of Holders Upon Change of Control Repurchase Event.”

The change of control put right might not be enforceable.

In a 2009 decision that was subsequently affirmed by the Delaware Supreme Court, the Chancery Court of Delaware raised the possibility that a change of control put right occurring as a result of a failure to have “continuing directors” comprising a majority of a board of directors might be unenforceable on public policy grounds.

Cautionary Statement About Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by us or on our behalf. Certain statements contained in this prospectus supplement, the accompanying prospectus, the information incorporated herein by reference, and other written and oral statements made from time to time by us or on our behalf are based on current projections about operations, industry conditions, financial condition, and liquidity, may not relate strictly to historical or current facts and may contain forward-looking statements that reflect our current views with respect to future events and financial performance. As such, they are considered “forward-looking statements” which provide current expectations or forecasts of future events. Such statements can be identified by the use of terminology such as “may,” “could,” “will,” “can,” “should,” “possible,” “plan,” “predict,” “forecast,” “potential,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “believe,” “may impact,” “on track,” and similar words or expressions. These forward-looking statements should be considered with the understanding that such statements involve a variety of risks and uncertainties, known and unknown, and may be affected by inaccurate assumptions. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially.

Forward-looking statements in this document or in the information incorporated herein by reference may include, but are not limited to, statements regarding expected earnings per share, cash flow, industry unit shipments, productivity and raw material prices. Many risks, contingencies and uncertainties could cause actual results to differ materially from our forward-looking statements. Among these factors are: (1) our ability to implement Project K, including exiting our Direct-Store-Door distribution system; (2) whether the expected amount of costs associated with Project K will exceed forecasts; (3) whether the Company will be able to realize the anticipated benefits from Project K in the amounts and times expected; (4) the ability to realize the benefits we expect from the adoption of zero-based budgeting in the amounts and at the times expected; (5) the ability to realize anticipated benefits from revenue growth management; (6) the ability to realize the anticipated benefits and synergies from acquired businesses in the amounts and at the times expected; (7) the impact of competitive conditions; (8) the effectiveness of pricing, advertising, and promotional programs; (9) the success of innovation, renovation and new product introductions; (10) the recoverability of the carrying value of goodwill and other intangibles; (11) the success of productivity improvements and business transitions; (12) commodity and energy prices; (13) labor costs; (14) disruptions or inefficiencies in supply chain; (15) the availability of and interest rates on short-term and long-term financing; (16) actual market performance of benefit plan trust investments; (17) the levels of spending on systems initiatives, properties, business opportunities, integration of acquired businesses, and other general and administrative costs; (18) changes in consumer behavior and preferences; (19) the effect of U.S. and foreign economic conditions on items such as interest rates, statutory tax rates, currency conversion and availability; (20) legal and regulatory factors including changes in food safety, advertising and labeling laws and regulations; (22) the ultimate impact of product recalls; (23) adverse changes in global climate or extreme weather conditions; (24) business disruption or other losses from natural disasters, war, terrorist acts, or political unrest; and (25) the risks and uncertainties described herein under “Risk Factors.”

Except as required by law, we undertake no obligation to update any forward-looking statement, and investors are advised to review disclosures in our filings with the SEC. It is not possible to foresee or identify all factors that could cause actual results to differ from expected or historic results. Therefore, investors should not consider the foregoing factors to be an exhaustive statement of all risks, uncertainties, or factors that could potentially cause actual results to differ from forward-looking statements. Additional information concerning these factors can be found in our periodic filings with the SEC, including our most recent Annual Report on Form 10-K, as updated by our quarterly reports on Form 10-Q, current reports on Form 8-K and other filings we make with the SEC.

Use of Proceeds

We expect the net proceeds from the sale of the notes to be approximately $993 million, after deduction of our offering expenses and underwriting discounts and commissions. We intend to use all of the net proceeds from this offering for general corporate purposes, including (i) the repayment of $400 million aggregate principal amount of our 2018 Notes when they mature on May 21, 2018, (ii) the repayment of a portion of our commercial paper borrowings (including commercial paper borrowings used to finance the Acquisition) and (iii) the payment of offering related fees and expenses. The 2018 Notes accrue interest at a rate of 3.25% per year. Our U.S. and European commercial paper carries a weighted-average interest rate of 1.88% and has various maturity dates with the last being May 24, 2018. As of March 31, 2018, we had $388 million of commercial paper borrowings. In connection with the closing of the Acquisition, we incurred $400 million of commercial paper borrowings.

Capitalization

The following table sets forth our short-term debt and total long-term debt and equity as of March 31, 2018 and as adjusted to give effect to the sale of the notes offered hereby and the use of the net proceeds from the sale of the notes for general corporate purposes, including (i) the repayment of $400 million aggregate principal amount of our 2018 Notes when they mature on May 21, 2018, (ii) the repayment of a portion of our commercial paper borrowings (including commercial paper borrowings used to finance the Acquisition) and (iii) the payment of offering related fees and expenses, as described in “Use of Proceeds.” The following information should be read in conjunction with our consolidated financial statements and the accompanying notes, which are incorporated by reference herein. Refer to “Where You Can Find More Information” in the accompanying prospectus.

	At March 31, 2018
	Actual	As Adjusted
	(Dollars in millions, except per share information)
Short-term debt(1):
Notes payable(2)	$469	$277
Current maturities of long-term debt	408	7

Total short-term debt	$877	$284

Long-term debt:
3.25% Notes due 2018	$401	$—
4.15% Notes due 2019	506	506
4.000% Notes due 2020	847	847
1.750% Euro Notes due 2021	613	613
0.800% Euro Notes due 2022	736	736
3.125% Notes due 2022	368	368
2.65% Notes due 2023	597	597
2.75% Notes due 2023	210	210
1.000% Euro Notes due 2024	744	744
1.25% Euro Notes due 2025	736	736
3.25% Notes due 2026	746	746
3.40% Notes due 2027	595	595
7.45% Debentures due 2031	620	620
4.500% Debentures due 2046	638	638
2021 notes offered hereby	—	398
2028 notes offered hereby	—	595
Other	(68)	(68)
Less current maturities of long-term debt	(408)	(7)

Total long-term debt	7,881	8,874

Equity:
Common stock ($.25 par value per share)	105	105
Capital in excess of par value	852	852
Retained earnings	7,334	7,334
Treasury stock at cost	(4,346)	(4,346)
Accumulated other comprehensive income (loss)	(1,407)	(1,407)
Noncontrolling interests	16	16
Total equity	2,554	2,554

Total long-term debt and equity	$10,435	$11,428

(1)

At March 31, 2018 we also had $2.5 billion of short-term lines of credit, virtually all of which were unused and available for borrowing on an unsecured basis. These lines were comprised principally of an unsecured

Five-Year Credit Agreement, which we entered into during January 2018 and expires in 2023 and an unsecured 364-Day Credit Agreement, which we entered into on January 30, 2018.
(2)	In connection with the closing of the Acquisition on May 2, 2018, we incurred an additional $400 million of commercial paper borrowings.

Ratio of Earnings to Fixed Charges

The following table sets forth our ratio of earnings to fixed charges for the periods indicated. This information should be read in conjunction with our consolidated financial statements and the accompanying notes, which are incorporated by reference herein. Refer to “Where You Can Find More Information” in the accompanying prospectus.

	Three Months Ended March 31, 2018	Fiscal Year Ended
		December 30, 2017	December 31, 2016	January 2, 2016	January 3, 2015	December 28, 2013
Ratios of earnings to fixed charges	7.5x	6.5x	4.0x	3.6x	4.0x	10.0x

Description of the Notes

As used in this section, “Kellogg,” “we,” “us” and “our” refer to Kellogg Company, the issuer of the notes.

The notes will be issued under an indenture, dated May 21, 2009, between Kellogg and The Bank of New York Mellon Trust Company, N.A., as trustee (the “indenture”).

The following description of the particular terms of the notes offered by this prospectus supplement augments, and to the extent inconsistent replaces, the description of the general terms and provisions of the debt securities under “Description of Debt Securities” in the accompanying prospectus. The following discussion summarizes selected provisions of the indenture. Because this is only a summary, it is not complete and does not describe every aspect of the notes and the indenture. Whenever there is a reference to defined terms of the indenture, the defined terms are incorporated by reference, and the statement is qualified in its entirety by that reference.

A copy of the indenture can be obtained by following the instructions under the heading “Where You Can Find More Information” in the accompanying prospectus. You should read the indenture for provisions that may be important to you but which are not included in this summary.

General Terms of the Notes

The 2021 notes will mature on May 14, 2021, and the 2028 notes will mature on May 15, 2028, each at 100% of their respective principal amounts. The notes will be our unsecured and unsubordinated obligations and will rank on parity with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. The notes will be effectively subordinated to all liabilities of our subsidiaries, including trade payables, and effectively subordinated to all secured obligations, to the extent of the assets that serve as security for those obligations. As of March 31, 2018, our subsidiaries had $330 million of indebtedness (including outstanding letters of credit but excluding trade payables) and we had no secured debt (other than $2 million of capital lease obligations).

The indenture does not limit the amount of notes, debentures or other evidences of indebtedness that we may issue under the indenture and provides that notes, debentures or other evidences of indebtedness may be issued from time to time in one or more series.

The original principal amount of the 2021 notes will be $400,000,000. The original principal amount of the 2028 notes will be $600,000,000.

We may from time to time, without giving notice to or seeking the consent of the holders of the notes, issue debt securities having the same terms (except for the issue date and, in some cases, the public offering price and the first interest payment date) as, and ranking equally and ratably with, the notes. Any additional debt securities having such similar terms, together with the notes, will constitute a single series of securities under the indenture, including for purposes of voting and redemptions. No such additional debt securities may be issued if an “event of default” (as such term is defined in the accompanying prospectus) has occurred and is continuing with respect to the notes.

The 2021 notes will bear interest at the rate of 3.250% per year. The 2028 notes will bear interest at the rate of 4.300% per year. Interest on the 2021 notes will accrue from May 14, 2018, payable semi-annually in arrears on May 14 and November 14 of each year, commencing November 14, 2018, to the persons in whose names the 2021 notes were registered at the close of business on the immediately preceding May 1 and November 1, respectively (whether or not a business day). Interest on the 2028 notes will accrue from May 14, 2018, payable semi-annually in arrears on May 15 and November 15 of each year, commencing November 15, 2018, to the persons in whose names the 2028 notes are registered at the close of business on the immediately preceding

May 1 and November 1, respectively (whether or not a business day). Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal and interest will be payable, and the notes will be transferable or exchangeable, at the office or offices or agency maintained by us for this purpose. Payment of interest on the notes may be made at our option by check mailed to the registered holders.

Any payment otherwise required to be made in respect of notes on a date that is not a business day for the notes may be made on the next succeeding business day with the same force and effect as if made on that date. No additional interest shall accrue as a result of a delayed payment. A business day is defined in the indenture as a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

The notes will be issued only in fully registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. No service charge will be made for any transfer or exchange of the notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange. The notes will be represented by one or more global securities registered in the name of a nominee of DTC. The notes will be available only in book-entry form. Refer to “Book-Entry Delivery and Form.”

We will initially appoint the trustee at its corporate trust office as a paying agent, transfer agent and registrar for the notes. We will cause each transfer agent to act as a co-registrar and will cause to be kept at the office of the registrar a register in which, subject to such reasonable regulations as we may prescribe, we will provide for the registration of the notes and registration of transfers of the notes. We may vary or terminate the appointment of any paying agent or transfer agent, or appoint additional or other such agents or approve any change in the office through which any such agent acts. We will provide you with notice of any resignation, termination or appointment of the trustee or any paying agent or transfer agent, and of any change in the office through which any such agent will act.

Optional Redemption

The 2021 notes may be redeemed at our option, at any time in whole or from time to time in part. The redemption price for the 2021 notes to be redeemed on any redemption date will be equal to the greater of the following amounts:

•	100% of the principal amount of the 2021 notes being redeemed on the redemption date; or

•	the sum of the present values of the remaining scheduled payments of principal and interest on the 2021 notes being redeemed on that redemption date (not including any portion of any payments of interest accrued to the redemption date) discounted to the redemption date on a semiannual basis at the Treasury Rate (as defined below), as determined by the Reference Treasury Dealer (as defined below), plus 10 basis points;

plus, in each case, accrued and unpaid interest on the 2021 notes to the redemption date. Notwithstanding the foregoing, installments of interest on the 2021 notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the 2021 notes and the indenture. The redemption price will be calculated by us on the basis of a 360-day year consisting of twelve 30-day months.

Prior to February 15, 2028 (the date that is three months prior to the maturity date of the 2028 notes (the “Par Call Date”)), the 2028 notes may be redeemed at our option, at any time in whole or from time to time in part. The redemption price for the 2028 notes to be redeemed on any redemption date will be equal to the greater of the following amounts:

•	100% of the principal amount of the 2028 notes being redeemed on the redemption date; or

•	the sum of the present values of the remaining scheduled payments of principal and interest on the 2028 notes being redeemed that would be due if such 2028 notes matured on the Par Call Date (not including any portion of any payments of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis at the Treasury Rate, as determined by the Reference Treasury Dealer, plus 25 basis points;

plus, in each case, accrued and unpaid interest on the 2028 notes to the redemption date. Notwithstanding the foregoing, installments of interest on the 2028 notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the 2028 notes and the indenture. The redemption price will be calculated by us on the basis of a 360-day year consisting of twelve 30-day months.

On or after the Par Call Date, the 2028 notes will be redeemable, at our option, at any time in whole, or from time to time in part, at a redemption price equal to 100% of the principal amount of the 2028 notes plus accrued and unpaid interest, to, but excluding, the redemption date. Notwithstanding the foregoing, installments of interest on the 2028 notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the indenture.

We will deliver notice of any redemption at least 30 days but not more than 60 days before the redemption date to each registered holder of the applicable series of notes to be redeemed. Once notice of redemption is delivered, the applicable series of notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the applicable series of notes to be redeemed (assuming, solely with respect to the 2028 notes, for this purpose that the 2028 notes matured on the Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) we obtain fewer than five such Reference Treasury Dealer Quotations, the average of all such Quotations, or (C) if only one Reference Treasury Dealer Quotation is received, such Quotation.

“Reference Treasury Dealer” means each of (A) Citigroup Global Markets Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC (or their respective affiliates which are Primary Treasury Dealers), and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in the United States (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer; and (B) any other Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such redemption date.

On and after the redemption date, interest will cease to accrue on the notes or any portion of the notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with a paying agent or the trustee money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on that date. If less than all of the securities of any series are to be redeemed, the securities to be redeemed shall be selected by lot or in accordance with applicable DTC procedures. The notes will not be entitled to the benefit of any mandatory redemption or sinking fund.

Repurchase at Option of Holders Upon Change of Control Repurchase Event

If a Change of Control Repurchase Event (as defined below) occurs, unless we have exercised our right to redeem the applicable series of notes as described above, we will make an offer to each holder of notes of that series to repurchase all or any part (equal to $2,000 and integral multiples of $1,000 in excess thereof) of that holder’s notes of that series at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest on the notes repurchased to the date of repurchase. Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control (as defined below), but after the public announcement of an impending Change of Control, we will deliver a notice to each holder of that series, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase notes of that series on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is delivered. The notice shall, if delivered prior to the date of consummation of the Change of Control, state that the offer to repurchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the notes by virtue of such conflict.

On the Change of Control Repurchase Event payment date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to our offer;

•	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of each series of notes being purchased by us.

The paying agent will promptly remit to each holder of notes properly tendered the purchase price for such notes, and the trustee will promptly authenticate and deliver (or cause to be transferred by book-entry) to each holder a new note of such series equal in principal amount to any unpurchased portion of any such notes surrendered; provided, that each new note will be in a principal amount of $2,000 and integral multiples of $1,000 in excess thereof.

We will not be required to make an offer to repurchase the notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer. An offer to repurchase the notes upon a Change of Control Repurchase Event may be made in advance of a Change of Control Repurchase Event, if a definitive agreement is in place for a Change of Control at the time of the making of such an offer.

We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we would decide to do so in the future. We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control, but that could increase the amount of debt outstanding at such time or otherwise affect our capital structure or credit ratings.

Definitions

“Below Investment Grade Rating Event” occurs if both the rating on the notes of the applicable series is lowered by each of the Rating Agencies and the notes of such series are rated below Investment Grade by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of such series of notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if any of the Rating Agencies making the reduction in rating to which this definition would otherwise apply does not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our properties or assets and those of our subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our subsidiaries;

(2) the adoption of a plan relating to our liquidation or dissolution;

(3) the first day on which a majority of the members of our Board of Directors are not Continuing Directors; or

(4) the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our wholly-owned subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding shares of our Voting Stock, measured by voting power rather than number of shares.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our properties and assets of those of our subsidiaries taken as a whole to another person or group may be uncertain.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of our Board of Directors who (1) was a member of such Board of Directors on the date of the issuance of the notes; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director).

“Fitch” means Fitch Ratings.

“Investment Grade” means a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch), Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by us.

“Moody’s” means Moody’s Investors Service Inc.

“Rating Agency” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by us as a replacement agency for Fitch, Moody’s or S&P, as the case may be.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc.

“Voting Stock” means, with respect to any person, capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such person, even if the right so to vote has been suspended by the happening of such a contingency.

Book-Entry Delivery and Form

The notes will be issued in the form of one or more fully registered global notes which will be deposited with, or on behalf of, DTC and registered in the name of the Cede & Co., DTC’s nominee. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the global notes through DTC, Clearstream Banking, S.A. (“Clearstream”), or Euroclear Bank SA/NV (“Euroclear”) if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries. Clearstream’s and Euroclear’s depositaries will hold interests in customers’ securities accounts in the depositaries’ names on the books of DTC. Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

DTC has advised us that it is (1) a limited purpose trust company organized under the laws of the State of New York, (2) a “banking organization” within the meaning of the New York Banking Law, (3) a member of the Federal Reserve System, (4) a “clearing corporation” within the meaning of the Uniform Commercial Code, as amended and (5) a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC’s participants include securities brokers and dealers, including the underwriters, banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies, referred to as “indirect participants,” that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind. We make no representation as to the accuracy or completeness of such information.

Clearstream has advised that it is incorporated under the laws of the Grand Duchy of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream participants”). Clearstream facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, eliminating the need for physical movement of certificates. Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (CSSF). Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant, either directly or indirectly.

Distributions, to the extent received by the U.S. Depositary for Clearstream, with respect to the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures.

Euroclear has advised that it was created in 1968 to hold securities for its participants (“Euroclear participants”) and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, eliminating the need for physical movement of certificates and eliminating any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank SA/NV (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear Operator has advised us that it is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking Commission.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

Distributions, to the extent received by the U.S. Depositary for Euroclear, with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions.

If (1) we notify the trustee in writing that DTC, Euroclear or Clearstream is no longer willing or able to act as a depositary or clearing system for the notes or DTC ceases to be registered as a clearing agency under the Exchange Act, and a successor depositary or clearing system is not appointed within 90 days of this notice or cessation, (2) we, at our option, notify the trustee in writing that we elect to cause the issuance of the notes in definitive form under the indenture or (3) upon the occurrence and continuation of an event of default under the indenture with respect to the notes, then, upon surrender by DTC of the global notes, certificated notes will be issued to each person that DTC identifies as the beneficial owner of the notes represented by the global notes. Upon any such issuance, the trustee is required to register the certificated notes in the name of the person or persons or the nominee of any of these persons and cause the same to be delivered to these persons. Neither we nor the trustee shall be liable for any delay by DTC or any participant or indirect participant in identifying the beneficial owners of the related notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued.

Title to book-entry interests in the global notes will pass by book-entry registration of the transfer within the records of DTC, Clearstream or Euroclear in accordance with their respective procedures. Book-entry interests in the global notes may be transferred within DTC in accordance with procedures established for this purpose by DTC. Book-entry interests in the notes may be transferred within Euroclear and within Clearstream and between Euroclear and Clearstream in accordance with procedures established for these purposes by Euroclear and Clearstream. Transfers of book-entry interests in the notes between Euroclear and Clearstream and DTC may be effected in accordance with procedures established for this purpose by Euroclear, Clearstream and DTC.

Global Clearance and Settlement Procedures

Subject to compliance with the transfer restrictions applicable to the notes, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in the system in accordance with the rules and procedures and within the established deadlines (Brussels time) of the system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

Because of time-zone differences, credits of notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent notes settlement processing and dated the business day following the DTC settlement date. Credits or any transactions of the type described above settled during subsequent notes settlement processing will be reported to the relevant Euroclear or Clearstream participants on the business day that the processing occurs. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform these procedures. The foregoing procedures may be changed or discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Modification of the Indenture

The indenture contains provisions permitting us and the trustee to execute supplemental indentures adding, changing or eliminating certain specified provisions to the indenture or any supplemental indenture with respect to the securities. However, no supplemental indenture may, among other things, (a) extend the final maturity of any security, or reduce the principal amount thereof or any premium thereon or reduce the rate or extend the time of payment of any interest thereon or reduce any amount payable upon any redemption thereof, without the consent of the holder of each security so affected, or (b) reduce the percentage of securities that is required to approve a supplemental indenture, without the consent of the holders of each security so affected.

Governing Law

The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Trustee

We maintain customary banking relationships with The Bank of New York Mellon Trust Company, N.A., the trustee under the indenture, and its affiliates.

Material U.S. Federal Income Tax Considerations

The following is a general discussion of certain United States federal income tax consequences of the acquisition, ownership and disposition of the notes by initial holders of notes, but does not purport to be a complete analysis of all the potential tax considerations. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations thereunder and administrative rulings and court decisions, all as of the date hereof, and all of which are subject to change, possibly retroactively. Any such change could significantly affect the United States federal income tax considerations described below. Unless otherwise stated, this discussion is limited to the tax consequences to those persons who are original beneficial owners of the notes (“Holders”) who purchase notes at their original issue price (generally the first price at which a substantial amount of the notes are sold for money to the public, not including purchases by bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) for cash and who hold such notes as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion assumes that such issue price is the price stated on the cover of this prospectus supplement. This discussion assumes that the notes are not issued with original issue discount as that term is defined in the Code and Treasury Regulations. This discussion does not consider any specific facts or circumstances or special tax rules that may apply to a particular Holder based on its particular circumstances or status (including, for example, a bank, a financial institution, an insurance company, a hybrid entity, a passive foreign investment company, a controlled foreign corporation, an individual retirement or other tax-deferred account, an S corporation, a broker-dealer or dealer or trader in securities or currencies, a tax-exempt organization, a partnership or other pass-through entity and investors in such entities, an expatriate, a real estate investment trust, a regulated investment company, a person that holds securities as part of a straddle, hedge, conversion transaction, or other integrated investment, a non-United States trust or estate with United States beneficiaries, a corporation that accumulates earnings to avoid United States federal income tax, a person subject to the personal holding company or accumulated earnings rules, or a government or its controlled entities). This discussion also does not address the tax consequences to persons that have a functional currency other than the U.S. dollar. In addition, this discussion does not address U.S. federal alternative minimum tax or estate and gift tax consequences or any aspect of state, local or foreign taxation. We have not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this discussion, and we cannot assure you that the IRS will agree with such statements and conclusions or that a court would not sustain any challenge by the IRS in the event of litigation.

For purposes of this discussion, a “U.S. Holder” means a Holder that is, for U.S. federal income tax purposes (1) a citizen or resident of the United States, (2) a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia, (3) an estate whose income is includible in gross income for United States federal income tax purposes regardless of its source, or (4) a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or if a valid election to be treated as a U.S. person is in effect with respect to such trust. A “Non-U.S. Holder” is a Holder that is neither a U.S. Holder nor a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes.

If a partnership or other entity or arrangement treated as a partnership for United States federal income tax purposes holds the notes, the tax treatment of a partner thereof will generally depend upon the status of the partner and the activities of the partner and the partnership. Partners in a partnership holding the notes should consult their tax advisors as to the tax consequences to them of the purchase, ownership and disposition of the notes by the partnership.

THE FOLLOWING DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR INDEPENDENT TAX ADVISORS REGARDING THE UNITED STATES FEDERAL TAX CONSEQUENCES OF ACQUIRING, HOLDING, AND DISPOSING OF THE NOTES, AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY FOREIGN, STATE, LOCAL, OR OTHER TAXING JURISDICTION.

Certain Contingent Payments

In certain circumstances, we may be obligated to pay amounts in excess of the stated interest or principal on the notes (for example, a repurchase upon a Change of Control Repurchase Event (as defined in “Description of the Notes—Repurchase at Option of Holders Upon Change of Control Repurchase Event”). The obligation to make such payments may implicate the provisions of Treasury regulations relating to “contingent payment debt instruments.” Under applicable Treasury regulations, the possibility that such an amount will be paid will not affect the amount, timing or character of income recognized by a holder with respect to the notes if, as of the date the notes were issued, there is only a remote chance that such an amount will be paid, the amount is incidental or certain other exceptions apply. Although the issue is not free from doubt, we intend to take the position that the contingencies associated with such payments on the notes should not cause the notes to be subject to the contingent payment debt instrument rules. Our determination is binding on a holder unless such holder discloses its contrary position in the manner required by applicable Treasury regulations. Our determination is not, however, binding on the IRS, and if the IRS were to successfully challenge this determination, a holder might be required to accrue interest income at a higher rate than the stated interest rate on the notes, and to treat as ordinary income any gain realized on the taxable disposition of a note. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments. Holders are urged to consult their own tax advisors regarding the potential application to the notes of the contingent payment debt instrument rules and the consequences thereof.

U.S. Federal Income Taxation of U.S. Holders

Payments of interest

Interest on a note will be “qualified stated interest,” as that term is defined in the Code and the Treasury Regulations, and generally will be taxable to a U.S. Holder as ordinary interest income at the time it is accrued or is received in accordance with the U.S. Holder’s method of accounting for tax purposes. See the discussion below under “Information Reporting and Backup Withholding” regarding certain information we may be required to provide to the IRS with respect to payments to U.S. Holders and circumstances under which we may be required to withhold U.S. federal income tax on payments to U.S. Holders.

Disposition

In general, a U.S. Holder will recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of the notes measured by the difference between (1) the amount of cash and fair market value of property received (except to the extent such cash or property is attributable to accrued but unpaid interest, which is treated as interest as described above) and (2) the U.S. Holder’s adjusted tax basis in the notes. A U.S. Holder’s adjusted tax basis in the notes generally will equal the cost of the notes to the U.S. Holder, less any principal payments received by such U.S. Holder. Any gain or loss will generally be long-term capital gain or loss, provided the notes had been held by such U.S. Holder for more than one year at the time of disposition. In the case of individual U.S. Holders, long-term capital gain is currently subject to a maximum U.S. federal income tax rate of 20%. The deductibility of capital losses by U.S. Holders is subject to limitations.

A U.S. Holder that sells a note between interest payment dates will be required to treat as ordinary interest income an amount equal to interest that has accrued through the date of sale that has not been previously included in income.

Potential Acceleration of Income

Accrual method taxpayers that prepare an “applicable financial statement” (as defined in Section 451 of the Code, which includes any GAAP financial statement, Form 10-K annual statement, audited financial statement or a financial statement filed with any federal agency for non-tax purposes) generally would be required to include certain items of income such as original issue discount (“OID”) and possibly de minimis OID and market discount in gross income no later than the time such amounts are reflected on such a financial statement. (The application of this rule to income of a debt instrument with OID is effective for taxable years beginning after December 31, 2018.) This could result in an acceleration of income recognition for income items differing from the above description, although the precise application of this rule is unclear at this time.

Medicare Net Investment Income Tax

A tax of 3.8% is imposed on the “net investment income” of certain individuals, trusts and estates on the lesser of (1) the taxpayer’s “net investment income” (or undistributed net investment income in the case of an estate or trust) for the relevant taxable year and (2) the excess of the taxpayer’s modified adjusted gross income (or adjusted gross income in the case of an estate or trust) for the taxable year over a certain threshold (which in the case of an individual is between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income will generally include gross income from interest on the notes and net gain attributable to the disposition of certain property, such as the notes, less certain deductions, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). Prospective investors should consult their own tax advisors regarding the applicability of this tax in their particular circumstances in respect of their investment in the notes.

U.S. Federal Income Taxation of Non-U.S. Holders

Payments of Interest

Subject to the discussions of FATCA and backup withholding below, payments of interest on the notes to a Non-U.S. Holder will not be subject to withholding of U.S. federal income tax or U.S. withholding tax, unless such payments are effectively connected with the conduct of a U.S. trade or business, and in the case of a treaty resident, attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed base) maintained in the United States by the Non-U.S. Holder, provided that:

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. Holder is not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business;

•	the Non-U.S. Holder is not a controlled foreign corporation that is actually or constructively related to us through stock ownership; and

•	either (a) the beneficial owner of the notes certifies to us or our agent on IRS Form W-8BEN or W-8BEN-E (or applicable successor form), depending on the Non-U.S. Holder’s status, under penalties of perjury, that it is not a “U.S. person” (as defined in the Code) and provides its name and address, or (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business (a “Financial Institution”) holds the notes on behalf of the beneficial owner and certifies to us or our agent, under penalties of perjury, that a properly executed IRS Form W-8BEN or W-8BEN-E (or applicable successor form), depending on the Non-U.S. Holder’s status, has been received by it from the Non-U.S. Holder or a qualifying intermediary and furnishes a copy to our agent; provided that a non-United States Financial Institution may fulfill the certification requirement by providing a Form W-8IMY (or applicable successor form) to us certifying that it has entered into an agreement with the IRS to be treated as a qualifying intermediary.

The requirements set forth in the bulleted clauses above are known as the “Portfolio Interest Exception.”

If a Non-U.S. Holder cannot satisfy the requirements of the Portfolio Interest Exception, payments of interest made to such Non-U.S. Holder will be subject to U.S. federal withholding tax at a 30% rate unless the beneficial owner of the note provides us or our agent, as the case may be, with a properly executed:

•	IRS Form W-8BEN or W-8BEN-E (or applicable successor form), depending on the Non-U.S. Holder’s status claiming, under penalties of perjury, an exemption from, or reduction in, the U.S. federal withholding tax rate under a tax treaty (a “Treaty Rate”), or

•	IRS Form W-8ECI (or applicable successor form) stating that interest paid on the note is not subject to the U.S. federal withholding tax because it is effectively connected with a U.S. trade or business of the beneficial owner (in which case such interest will be subject to U.S. federal income tax rates on a net income basis as described below).

The certification requirement described above also may require a Non-U.S. Holder that provides an IRS form or that claims a Treaty Rate to provide its U.S. taxpayer identification number.

Each Non-U.S. Holder is urged to consult its own independent tax advisor about the specific methods for satisfying these requirements. A claim for exemption will not serve to avoid withholding if an applicable withholding agent has actual knowledge or reason to know that statements on the form are false.

If interest on the notes is “effectively connected”, as that term is defined in the Code and the Treasury Regulations, with a U.S. trade or business of the Non-U.S. Holder (and if required by an applicable treaty, attributable to a U.S. permanent establishment or fixed base of the Non-U.S. Holder), the Non-U.S. Holder, although exempt from the U.S. federal withholding tax described above (provided that the certification requirements described above are satisfied), will be subject to U.S. federal income tax on such interest on a net income basis in the same manner as if it were a U.S. Holder. In addition, if such Non-U.S. Holder is a foreign corporation and interest on the note is effectively connected with its U.S. trade or business (and if required by applicable treaty, attributable to a U.S. permanent establishment of the Non-U.S. Holder), such Holder may be subject to an additional branch profits tax at a rate of 30% (unless reduced by treaty) in respect of such interest. A Non-U.S. Holder that is engaged in the conduct of a trade or business in the United States is urged to consult its tax advisors regarding the U.S. tax consequences of the ownership and disposition of the notes.

Disposition

Subject to the discussions of FATCA and backup withholding below, except with respect to accrued and unpaid interest (which is subject to the rules discussed above under “—Payments of Interest”), a Non-U.S. Holder will generally not be subject to United States federal income tax or withholding tax on gain realized on the sale, exchange or other disposition of the notes, unless (a) that Holder is an individual who is present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met or (b) the gain is effectively connected with the conduct of a United States trade or business of the Holder (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained in the United States by the Holder). If the exception under (a) applies, the Non-U.S. Holder will be subject to tax equal to 30% on the gain realized except as provided under an applicable treaty. If the exception under (b) applies, the Non-U.S. Holder will be subject to U.S. federal income tax as described under “—U.S. Federal Income Taxation of U.S. Holders—Disposition” unless an applicable treaty provides otherwise, and if such holder is a corporation, it may be subject to an additional 30% branch profits tax (unless reduced by treaty). Accrued and unpaid interest realized on a sale, exchange or other disposition of a note will be subject to U.S. federal income tax to the extent interest would have been subject to U.S. federal income tax as described under “—U.S. Federal Income Taxation of Non-U.S. Holders—Payments of Interest.”

Information Reporting and Backup Withholding

We will, where required, report to Holders and the IRS the amount of any interest paid on the notes in each calendar year and the amounts of federal tax withheld, if any, with respect to payments. A U.S. Holder may be subject to information reporting and to backup withholding at a current rate of 24% with respect to payments of interest made on the notes, or on proceeds of the disposition of the notes before maturity, unless that U.S. Holder provides a correct taxpayer identification number or proof of an applicable exemption, and otherwise complies with applicable requirements of the information reporting and backup withholding rules.

Under the Treasury Regulations, backup withholding and information reporting will not apply to payments made by us or any agent thereof (in its capacity as such) to a Non-U.S. Holder if such Non-U.S. Holder has provided the required certification that it is not a U.S. person on IRS Form W-8BEN or W-8BEN-E (or applicable successor form), depending on the Non-U.S. Holder’s status, or has otherwise established an exemption (provided that neither Kellogg nor its agent has actual knowledge that such holder is a U.S. person or that the conditions of any exemption are not in fact satisfied).

Payments of the proceeds from the sale of the notes to or through a foreign office of a broker will not be subject to information reporting or backup withholding, unless (i) the broker is (1) a U.S. person, (2) a “controlled foreign corporation,” (3) a foreign person 50% or more of whose gross income for certain periods is effectively connected with a United States trade or business or (4) a foreign partnership, if, at any time during its taxable year, one or more of its partners are United States persons who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its taxable year, the foreign partnership is engaged in a United States trade or business, and (ii) the Non-U.S. Holder does not establish an exception as specified in the Treasury Regulations regarding backup withholding and information reporting, as applicable.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules may be refunded or credited against the Holder’s United States federal income tax liability, provided that the required information is timely furnished to the IRS. Holders should consult their own tax advisors regarding the effect, if any, of these rules on their particular situation.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations promulgated thereunder (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose a withholding tax of 30% on payments of interest and, beginning January 1, 2019, on gross proceeds from the disposition of a debt instrument to (i) a “foreign financial institution (as defined in the Code) (as the beneficial owner or as an intermediary for the beneficial owner), unless such institution is “deemed compliant,” complies with an applicable intergovernmental agreement and/or enters into an agreement with the United States government to collect and provide to the United States tax authorities or other relevant tax authorities certain information regarding United States account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with United States owners) or (ii) a foreign entity that is not a financial institution in certain cases (as the beneficial owner or as an intermediary for the beneficial owner), unless such entity provides the withholding agent with a certification identifying the substantial United States owners of the entity, which generally includes any United States person who directly or indirectly owns more than 10% of the entity, or a certification that it does not have any substantial United States owners. A payment that would otherwise be subject to withholding tax under FATCA may also be exempt from withholding under various intergovernmental agreements entered into by the United States and foreign governments. Prospective purchasers of the notes should consult their own tax advisors regarding the implications of FATCA on their investment in the notes.

Underwriting

Under the terms and subject to the conditions contained in an underwriting agreement dated as of the date of this prospectus supplement, the underwriters named below, for whom Citigroup Global Markets Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally and not jointly, the principal amount of each series of the notes set forth opposite its name below:

Underwriters	Principal Amount of 2021 Notes	Principal Amount of 2028 Notes
Citigroup Global Markets Inc.	$84,000,000	$126,000,000
HSBC Securities (USA) Inc.	84,000,000	126,000,000
J.P. Morgan Securities LLC	84,000,000	126,000,000
Wells Fargo Securities, LLC	84,000,000	126,000,000
Rabo Securities USA, Inc.	20,000,000	30,000,000
Mizuho Securities USA LLC	16,000,000	24,000,000
TD Securities (USA) LLC	16,000,000	24,000,000
Multi-Bank Securities, Inc.	6,000,000	9,000,000
Siebert Cisneros Shank & Co., L.L.C	6,000,000	9,000,000

Total	$400,000,000	$600,000,000

The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement if any such notes are taken.

The underwriters initially propose to offer part of the notes of each series directly to the public at the respective public offering prices described on the cover page of this prospectus supplement. In addition, the underwriters may offer the notes to certain dealers at prices that represent a concession not in excess of 0.150% of the principal amount of the 2021 notes and 0.250% of the principal amount of the 2028 notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess 0.100% of the principal amount of the 2021 notes and 0.150% of the principal amount of the 2028 notes to certain other dealers. After the initial offering of the notes, the underwriters may from time to time vary the public offering prices and other selling terms.

The following table shows the underwriting discounts and commissions that we will pay to the underwriters in connection with the offering of the notes:

	Paid by Kellogg
	2021 notes	2028 notes
Per Note	0.250%	0.450%
Total	$1,000,000	$2,700,000

We have also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating syndicate short positions. In addition, the underwriters may bid for and purchase notes in the open market to cover syndicate short positions or to stabilize the price of the notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

The notes are new issues of securities and there are currently no established trading markets for the notes. We do not intend to apply for listing of the notes on any securities exchange or quotation on an automated dealer quotation system. Accordingly, there can be no assurance as to the development or liquidity of any market for the notes. The underwriters have advised us that they currently intend to make a market in the notes of each series. However, they are not obligated to do so, and any market-making with respect to the notes may be discontinued at any time without notice.

It is expected that delivery of the notes will be made against payment therefore on or about May 14, 2018, which is the fifth business day following the date hereof (such settlement cycle being referred to as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the second business day before the delivery of the notes will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing should consult their own advisors.

Expenses associated with this offering to be paid by us, other than the underwriting discounts and commissions, are estimated to be approximately $1,000,000.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the issuer, for which they received or will receive customary fees and expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates have made or held, and may in the future make or hold, a broad array of investments including serving as counterparties to certain derivative and hedging arrangements, and may have actively traded, and, in the future may actively trade, debt and equity securities (or related derivative securities), and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investment and securities activities may have involved, and in the future may involve, securities and instruments of Kellogg. Certain of the underwriters or their respective affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their respective affiliates would hedge, and certain affiliates of the underwriters may hedge, such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the notes offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The notes offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such notes be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any notes offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of the notes. This prospectus supplement is not a prospectus for the purposes of the Prospectus Directive.

United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

China

The notes are not being offered or sold and may not be offered or sold, directly or indirectly, in the People’s Republic of China (the “PRC”) (for such purposes, not including the Hong Kong and Macau Special Administrative Regions or Taiwan), except as permitted by the securities laws of the PRC.

Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

The contents of this prospectus supplement and the accompanying prospectus have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offering of the notes. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Law No. 25 of 1948, as amended, the “FIEL”) and each underwriter has agreed that it will not offer or sell any of the notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1A) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Switzerland

This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the notes described herein. The notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the notes constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations, and neither this prospectus supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Taiwan

The notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan” ), pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in any manner which would constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or would otherwise require registration with or the approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the notes in Taiwan.

Legal Matters

The validity of the notes offered hereby and certain other legal matters in connection with the sale of the notes will be passed upon for us by Gary H. Pilnick, our Vice Chairman, Corporate Development and Chief Legal Officer, and by Kirkland & Ellis LLP, Chicago, Illinois. Certain legal matters relating to the notes offered hereby will be passed upon for the underwriters by Mayer Brown LLP, Chicago, Illinois. As of May 4, 2018, Mr. Pilnick beneficially owned 56,714 shares of our common stock, 10,660 performance-based restricted stock units, 5,100 time-based restricted stock units and options to purchase 408,900 shares of our common stock.

Incorporation of Certain Information By Reference

The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus supplement. This prospectus supplement incorporates by reference the documents and reports listed below filed by us with the SEC (File No. 1-4171) (other than portions of these documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, including any exhibits included with such Items):

•	our Annual Report on Form 10-K for the fiscal year ended December 30, 2017;

•	the portions of our Definitive Proxy Statement on Schedule 14A for the 2018 annual meeting of shareowners incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 30, 2017, filed with the SEC on March 7, 2018;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2018; and

•	our Current Reports on Form 8-K filed on February 2, 2018, February 16, 2018, February 22, 2018 and May 1, 2018.

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, including any exhibits included with such Items, unless otherwise indicated therein) after the date of this prospectus supplement and prior to the termination of this offering. The information contained in any such document will be considered part of this prospectus supplement from the date the document is filed with the SEC.

Any statement contained in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We undertake to provide without charge to you, upon oral or written request, a copy of any or all of the documents that have been incorporated by reference in this prospectus supplement, other than exhibits to such other documents (unless such exhibits are specifically incorporated by reference therein). We will furnish any exhibit not specifically incorporated by reference upon the payment of a specified reasonable fee, which fee will be limited to our reasonable expenses in furnishing such exhibit. All requests for such copies should be directed to Investor Relations, Kellogg Company, P.O. Box 3599, Battle Creek, Michigan 49016-3599, (269) 961-2800.

PROSPECTUS

KELLOGG COMPANY

Debt Securities

Kellogg Company may offer from time to time, in one or more offerings, its debt securities. This prospectus describes the general terms of these securities and the general manner in which we will offer them. We will provide the specific terms of any offering of these securities in a supplement to this prospectus. The applicable prospectus supplement will also describe the specific manner in which we will offer these securities and may also supplement, update or amend information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement, as well as the documents incorporated by reference herein or therein, before you invest in these securities.

We may sell these securities on a continuous or delayed basis, directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth their names and any applicable commissions or discounts. Our net proceeds from the sale of securities also will be set forth in the applicable prospectus supplement.

See “Risk Factors” on page 1 of this prospectus to read about factors you should consider before investing in these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 25, 2016.

ABOUT THIS PROSPECTUS

This prospectus is part of a shelf registration statement that we filed with the Securities and Exchange Commission (the “SEC”). By using a shelf registration statement, we may, at any time and from time to time, in one or more offerings, sell the debt securities described in this prospectus.

This prospectus provides you with a general description of the debt securities we may offer. Each time we use this prospectus to offer debt securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also supplement, update or change information contained in this prospectus. Therefore, if there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement.

We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the document.

To understand the terms of our debt securities, you should carefully read this prospectus and the applicable prospectus supplement. Together they give the specific terms of the debt securities we are offering. You should also read the documents we have referred you to under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” below for information about us. The shelf registration statement, including the exhibits thereto, can be read at the SEC’s website or at the SEC’s Public Reference Room as described under “Where You Can Find More Information.”

The terms “Kellogg,” “we,” “us” and “our” as used in this prospectus refer to Kellogg Company and its consolidated subsidiaries unless the context otherwise requires. Kellogg Company will be the issuer of the debt securities described in this prospectus. The phrase “this prospectus” refers to this prospectus and any applicable prospectus supplement, unless the context otherwise requires.

i

OUR COMPANY

Kellogg Company is the world’s leading producer of cereal, second largest producer of cookies and crackers, and a leading producer of savory snacks and frozen foods. Additional product offerings include toaster pastries, cereal bars, fruit-flavored snacks and veggie foods. Kellogg products are manufactured and marketed globally.

Kellogg’s principal products are ready-to-eat cereals and convenience foods, such as cookies, crackers, savory snacks, toaster pastries, cereal bars, fruit-flavored snacks, frozen waffles and veggie foods. Kellogg’s cereal products are generally marketed under the Kellogg’s name and are sold to the grocery trade through direct sales forces for resale to consumers. We use broker and distributor arrangements for certain products. We also market cookies, crackers, crisps, and other convenience foods, under brands such as Kellogg’s, Keebler, Pringles, Cheez-It, Murray, Austin and Famous Amos, to supermarkets in the United States through a direct store-door (DSD) delivery system, although other distribution methods are also used. We also generally use these, or similar arrangements, in less-developed market areas or in those market areas outside of our focus.

Kellogg Company was incorporated in Delaware in 1922. Our principal executive offices are located at One Kellogg Square, P.O. Box 3599, Battle Creek, Michigan 49016-3599 and our telephone number is (269) 961-2000. Our website address is www.kelloggcompany.com. This website address is not intended to be an active link and information on our website should not be construed to be part of this prospectus.

RISK FACTORS

Our business is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated by reference from our most recent annual report on Form 10–K, as updated by our subsequent quarterly reports on Form 10–Q and other filings we make with the SEC. It is possible that our business, financial condition, liquidity or results of operations could be materially adversely affected by any of these risks. The applicable prospectus supplement for any debt securities we may offer may contain a discussion of additional risks applicable to an investment in us and the particular type of debt securities we are offering under that prospectus supplement.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents we incorporate by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). From time to time, we may also provide oral or written forward-looking statements in other materials we release to the public. Forward-looking statements set forth our current expectations or forecasts of future events. You can identify these statements by forward-looking words such as “expect,” “anticipate,” “plan,” “believe,” “seek,” “estimate,” “outlook,” “trends,” “future benefits,” “strategies,” “goals” and similar words. In addition, statements that we make in this prospectus and the documents we incorporate by reference that are not statements of historical fact may also be forward-looking statements.

Forward-looking statements are not guarantees of our future performance and involve risks, uncertainties and assumptions that may cause our actual results, performance or achievement to differ materially from the expectations we describe in our forward-looking statements. You should not rely on forward-looking statements. You should be aware that the factors we discuss in “Risk Factors,” elsewhere in this prospectus and in the documents we incorporate by reference, could cause our actual results to differ from future results expressed or implied by any forward-looking statements. In addition to causing our actual results to differ, these factors may cause our intentions to change from those that have been stated. Such changes in our intentions may also cause our actual results to differ. We may change our intentions at any time and without notice.

Forward-looking statements included or incorporated by reference in this prospectus are made as of the date of this prospectus or the date of such documents incorporated by reference herein, as applicable, and we undertake no obligation to update them, except as required by law, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we will use the net proceeds from the sale of our debt securities offered by this prospectus for general corporate and working capital purposes, the repayment of indebtedness, to finance acquisitions, repurchase common stock and capital expenditures. We may invest the net proceeds temporarily until we use them for their stated purpose.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratios of earnings to fixed charges for the periods indicated. This information should be read in conjunction with the consolidated financial statements and the accompanying notes incorporated by reference in this prospectus.

Fiscal Year ended
	January 2, 2016	January 3, 2015	December 28, 2013	December 29, 2012	December 31, 2011
Ratios of earnings to fixed charges	3.6x	4.0x	10.0x	5.2x	5.0x

For the purposes of the ratio of earnings to fixed charges, earnings consist of earnings before income taxes, plus fixed charges and interest on uncertain tax positions and the amortization of capitalized interest less interest capitalized. Fixed charges consist of interest expense, which includes debt issuance costs, capitalized interest, and one-third of rental expense and excludes interest on uncertain tax positions, which we deem to be a reasonable estimate of the portion of our rental expense that is attributable to interest.

DESCRIPTION OF DEBT SECURITIES

This section describes the terms of the debt securities that Kellogg Company may offer from time to time. The particular terms of the debt securities offered by any prospectus supplement and the extent to which the general provisions described below may apply to such debt securities will be outlined in the applicable prospectus supplement. The debt securities may be issued from time to time in one or more series. As used in this section “we,” “us,” “our,” “Kellogg” or the “Company” refers to Kellogg Company, and not to any of our subsidiaries, unless explicitly stated.

The debt securities covered by this prospectus will be issued under the indenture between Kellogg and The Bank of New York Mellon Trust Company, N.A., as trustee, dated as of May 21, 2009 (the “indenture”).

Numerical references in parentheses below are to sections in the indenture. Wherever we refer to particular sections or defined terms of the indenture, those sections or defined terms are incorporated by reference in this description as part of the statement made, and the statement is qualified in its entirety by such reference. Because we have included only a summary of the material indenture terms below, you must read the indenture in full to understand every detail of the terms of the debt securities. The indenture has been incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

General

The indenture provides that we may issue debt securities in separate series from time to time in an unlimited amount. We may specify a maximum aggregate principal amount for the debt securities of any series. (Section 2.3) The debt securities will have terms and provisions that are not inconsistent with the indenture, including our determination as to maturity, principal and interest. The debt securities will be our unsecured and unsubordinated obligations and will rank on parity with all other unsecured and unsubordinated indebtedness.

Our assets consist primarily of the common stock of our subsidiaries, and we conduct no substantial business or operations of our own. Accordingly, our right, and the right of our creditors (including the holders of the debt securities), to participate in any distribution of assets of any of our subsidiaries upon liquidation or reorganization will be subject to the prior claims of creditors of such subsidiary, except to the extent that our claims as a creditor of such subsidiary may be recognized.

We will prepare a prospectus supplement for each series of debt securities that we issue. Each prospectus supplement will set forth the applicable terms of the debt securities to which it relates. These terms will include some or all of the following:

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities or the series of which they are a part;

•	the person to whom any interest on any of the debt securities will be payable, if other than the person in whose name that debt security is registered at the close of business on the record date for such interest payment;

•	the date or dates on which the principal of any of the debt securities will be payable;

•	the rate or rates at which the debt securities will bear interest, if any, the date or dates from which any interest will accrue, the interest payment dates on which any interest will be payable and the record date for any such interest payable;

•	the place or places where the principal of and any premium and interest on any of such debt securities will be payable;

•	the obligation, if any, we have to redeem or purchase any of the debt securities out of any sinking fund or at the option of the holder, and the period or periods within which, the price or prices at which and the terms and conditions on which any of such debt securities will be redeemed or purchased, in whole or in part;

•	the denominations in which any of the debt securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof;

•	if the amount of principal, premium, if any, or interest on any of the debt securities may be determined with reference to an index or by a formula, the manner in which such amounts will be determined;

•	if other than the currency of the United States, the currency, currencies or currency units in which the principal, premium, if any, or interest on any of the debt securities will be payable;

•	if the principal, premium, if any, or interest on any of the debt securities is to be payable, at our election or the election of the holder, in one or more currencies other than those in which the debt securities are stated to be payable, the currencies in which payment of the principal, premium, if any, and interest on the debt securities as to which such election is made will be payable, the periods within which and the terms and conditions upon which such election is to be made and the amount so payable;

•	if other than the entire principal amount thereof, the portion of the principal amount of debt securities which will be payable upon declaration of acceleration of the maturity thereof;

•	if the principal amount payable at the stated maturity of any of the debt securities is not determinable upon original issuance, the amount which will be deemed to be the principal amount of the debt securities for any other purpose thereunder or under the indentures, including the principal amount which will be due and payable upon any maturity, other than the stated maturity, or which will be deemed to be outstanding as of any date (or, in any such case, any manner in which such principal amount is to be determined);

•	whether any of the debt securities will be issuable in whole or in part in the form of one or more global securities;

•	any deletions from, modifications of or additions to the events of default applicable to any of the debt securities and any change in the right of an indenture trustee or the holders to declare the principal amount of any debt securities due and payable;

•	any deletions from, modifications of or additions to the covenants applicable to any debt securities; and

•	any other terms of the debt securities not inconsistent with the provisions of the indentures but which may modify or delete any provision of the indentures insofar as it applies to such series; provided that no term of the indentures may be modified or deleted if imposed under the Trust Indenture Act of 1939, as amended, and that any modification or deletion of the rights, duties or immunities of the indenture trustee shall have been consented to in writing by the indenture trustee.

(Section 2.3)

Debt securities, including original issue discount securities, may be sold at a substantial discount below their principal amount. Special United States federal income tax considerations applicable to debt securities sold at an original issue discount will be described in the applicable prospectus supplement. Special United States tax and other considerations applicable to any debt securities which are denominated in a currency or currency unit other than United States dollars will be described in the applicable prospectus supplement.

The above is not intended to be an exclusive list of the terms that may be applicable to any debt securities and we are not limited in any respect in our ability to issue debt securities with terms different from or in addition to those described above or elsewhere in this prospectus, provided that the terms are not inconsistent with the indenture. Any applicable prospectus supplement will also describe any special provisions for the payment of additional amounts with respect to the debt securities.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the record date for the interest payment. (Section 2.7)

Unless otherwise indicated in the applicable prospectus supplement, principal of and any premium and interest on the debt securities of a particular series will be payable at the office of the paying agent or paying agents as we may designate for that purpose from time to time. Notwithstanding, at our option, payment of any interest may be made by check mailed to the address of the person entitled to the interest, as the address appears in the security register. (Section 2.12)

So long as debt securities remain outstanding, we will maintain an office or agency where the debt securities may be presented or payment. We will give notice to the trustee of the location of any office or agency or any change in the location of the office or agency. In the case we fail to designate an office or agency, presentations and demands may be made at the corporate trust office. (Section 3.2)

Covenants

The indenture contains, among others, the covenants described below, which, unless otherwise described in an applicable prospectus supplement, will apply to all debt securities. The indenture permits us to delete or modify the following covenants with respect to any series of debt securities we issue, and also add to the following covenants with respect to any such series. Except as described in this prospectus, there are no covenants or other provisions which would offer protection to security holders in the event of a highly leveraged transaction, rating downgrade or similar occurrence. We will describe any additional covenants applicable to debt securities we issue in the applicable prospectus supplement.

Limitations on Liens

Under the indenture, if we or any of our Restricted Subsidiaries (as defined below) incur debt that is secured by a Principal Property (as defined below) or stock or debt of a Restricted Subsidiary, we must secure the debt securities that we issue under the indenture at least equally and ratably with the secured debt.

The foregoing restriction shall not apply to:

•	mortgages on property, shares of stock or indebtedness (referred to in this prospectus as “property”) of any corporation existing at the time the corporation becomes a Restricted Subsidiary;

•	mortgages existing at the time of an acquisition;

•	purchase money and construction mortgages which are entered into or for which commitments are received within a certain time period;

•	mortgages in our favor or in favor of a Restricted Subsidiary;

•	mortgages on property owned or leased by us or a Restricted Subsidiary in favor of a governmental entity or in favor of the holders of debt securities issued by any such entity, pursuant to any contract or statute (including mortgages to secure debt of the pollution control or industrial revenue bond type) or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to the mortgages;

•	mortgages existing at the date of the indenture;

•	certain landlords’ liens;

•	mortgages to secure partial, progress, advance or other payments or any debt incurred for the purpose of financing all or part of the purchase price or cost of construction, development or substantial repair, alteration or improvement of the property subject to such mortgage if the commitment for such financing is obtained within one year after completion of or the placing into operation of such constructed, developed, repaired, altered or improved property;

•	mortgages arising in connection with contracts with or made at the request of governmental entities;

•	mechanics’ and similar liens arising in the ordinary course of business in respect of obligations not due or being contested in good faith;

•	mortgages arising from deposits with or the giving of any form of security to any governmental authority required as a condition to the transaction of business or exercise of any privilege, franchise or license;

•	mortgages for taxes, assessments or governmental charges or levies which, if delinquent, are being contested in good faith;

•	mortgages (including judgment liens) arising from legal proceedings being contested in good faith; or

•	any extension, renewal or replacement of these categories of mortgages.

However, if the total amount of our secured debt and the present value of any remaining rent payments for certain sale and leaseback transactions involving a Principal Property would not exceed 10% of our total assets, this requirement does not apply. (Section 3.6)

Sale and Leaseback

The indenture provides that we will not enter, nor will we permit any Restricted Subsidiary to enter, into a sale and leaseback transaction of any Principal Property (except for temporary leases for a term of not more than three years and except for leases between us and a Restricted Subsidiary or between Restricted Subsidiaries) unless: (a) we or such Restricted Subsidiary would be entitled to issue, assume or guarantee debt secured by the property involved at least equal in amount to the Attributable Debt (as defined below) in respect of such transaction without equally and ratably securing the debt securities issued pursuant to the indenture (provided that such Attributable Debt shall thereupon be deemed to be debt subject to the provisions of the preceding paragraph), or (b) an amount in cash equal to such Attributable Debt is applied to the non-mandatory retirement of our long-term non-subordinated debt or long-term debt of a Restricted Subsidiary. Attributable Debt is defined as the present value (discounted at an appropriate rate) of the obligation of a lessee for rental payments during the remaining term of any lease. (Section 3.7)

Merger, Consolidation or Sale of Assets

Under the indenture, if, as a result of any consolidation or merger of Kellogg or any Restricted Subsidiary with or into any other corporation, or upon any sale, conveyance or lease of substantially all the properties of Kellogg or any Restricted Subsidiary, any Principal Property or any shares of stock or indebtedness of any Restricted Subsidiary becomes subject to a mortgage, pledge, security interest or other lien or encumbrance, we will effectively provide that the debt securities issued pursuant to the indenture shall be secured equally and ratably by a direct lien on such Principal Property, shares of stock or indebtedness. The lien should be prior to all liens other than any liens already existing on the Principal Property, so long as the Principal Property, shares of stock or indebtedness are subject to the mortgage, security interest, pledge, lien or encumbrance. (Section 9.2).

Defined Terms

The following are certain key definitions used in the indenture.

The term “Subsidiary” is defined to mean any corporation which is consolidated in our accounts and any corporation of which at least a majority of the outstanding stock having voting power under ordinary circumstances to elect a majority of the board of directors of that corporation is at the time owned or controlled solely by us or in conjunction with or by one or more Subsidiaries.

The term “Restricted Subsidiary” is defined to mean any Subsidiary:

•	substantially all of the property of which is located within the continental United States,

•	which owns a Principal Property, and

•	in which our investment exceeds 1% of our consolidated assets as shown on our latest quarterly financial statements.

However, the term “Restricted Subsidiary” does not include any Subsidiary which is principally engaged in certain types of leasing and financing activities.

The term “Principal Property” is defined to mean any manufacturing plant or facility which is located within the continental United States and is owned by us or any Restricted Subsidiary. Our board of directors (or any duly authorized committee of the board of directors) by resolution may create an exception by declaring that any such plant or facility, together with all other plants and facilities previously so declared, is not of material importance to the total business conducted by us and our Restricted Subsidiaries as an entirety. (Section 1.1)

The term “Outstanding,” when used with respect to debt securities, means, as of the date of determination, all debt securities authenticated and delivered by the trustee under the indenture, except:

•	debt securities cancelled by the trustee or delivered to the trustee for cancellation;

•	debt securities, or portions thereof, for whose payment or redemption money in the necessary amount and in the specified currency has been deposited with the indenture trustee or any paying agent (other than Kellogg) in trust or set aside and segregated in trust by Kellogg (if Kellogg shall act as its own paying agent) for the holders of such debt securities and, if such debt securities are to be redeemed, notice of such redemption has been given according to the indenture or provisions satisfactory to the trustee have been made; and

•	debt securities which have been paid pursuant to the indenture or in exchange for or in lieu of which other debt securities have been authenticated and delivered pursuant to the indenture, other than any debt securities in respect of which there shall have been presented to the trustee proof satisfactory to it that such debt securities are held by a bona fide purchaser in whose hands such debt securities are valid obligations of Kellogg.

The indenture provides that in determining whether the holders of the requisite aggregate principal amount of the outstanding debt securities have concurred in any direction, consent or waiver under the indenture, debt securities which are owned by us or any other obligor upon the debt securities or any affiliate of Kellogg or such other obligor shall be disregarded and deemed not to be outstanding, except that, in determining whether the trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only debt securities which a responsible officer of the trustee knows to be so owned shall be so disregarded. (Section 7.4)

Events of Default

An Event of Default with respect to any series of debt securities is defined as:

•	a default for 30 days in payment of interest on any security of that series;

•	a default in payment of principal (or premium, if any) on any security of that series as and when the same becomes due either upon maturity, by declaration or otherwise;

•	a default by us in the performance of any of the other covenants or agreements in the indenture relating to the debt securities of that series which shall not have been remedied within a period of 90 days after notice by the trustee or holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding; and

•	certain events of bankruptcy, insolvency or reorganization of Kellogg. (Section 5.1)

The indenture provides that the trustee shall, with certain exceptions, notify the holders of the debt securities of Events of Default known to it and affecting that series within 90 days after the occurrence of the Event of Default. (Section 5.11)

The indenture provides that if an Event of Default with respect to any series of debt securities shall have occurred and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the relevant series then outstanding may declare the principal amount of all of the debt securities of that series to be due and payable immediately. However, upon certain conditions such declaration may be annulled and past uncured defaults may be waived by the holders of a majority in principal amount of the debt securities of that series then outstanding. (Sections 5.1 and 5.10)

Subject to the provisions of the indenture relating to the duties of the trustee in case an Event of Default shall occur and be continuing, the indenture trustee shall be under no obligation to exercise any of the rights or powers in the indentures at the request or direction of any of the holders of the debt securities, unless the holders shall have offered to the trustee reasonable security or indemnity. (Sections 6.1 and 6.2) Subject to the provisions for security or indemnification and certain limitations contained in the indenture, the holders of a majority in principal amount of the outstanding debt securities of any series affected by an Event of Default shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (Section 5.9) The indenture requires the annual filing by us with the trustee of a certificate as to compliance with certain covenants contained in the indenture. (Section 4.3)

No holder of any security of any series will have any right to institute any proceeding with respect to the indentures or for any remedy thereunder, unless the holder shall have previously given the trustee written notice of an Event of Default with respect to the debt securities and also the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the relevant series shall have made written request, and offered reasonable indemnity, to the trustee to institute such proceeding as trustee, and the trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, any right of a holder of any security to receive payment of the principal of (and premium, if any) and any interest on such security on or after the due dates expressed in such security and to institute suit for the enforcement of any such payment on or after such dates shall not be impaired or affected without the consent of such holder. (Sections 5.6 and 5.7)

Satisfaction and Discharge of Indenture

The indenture, except for certain specified surviving obligations, will be discharged and canceled with respect to the debt securities of any series upon the satisfaction of certain conditions, including the payment of all the debt securities of the applicable series or the deposit with the indenture trustee as trust funds of cash or appropriate government obligations or a combination of the two sufficient for the payment or redemption in accordance with the indentures and the terms of the applicable series of debt securities. (Section 10.1)

Modification and Waiver

The indenture contains provisions permitting us and the trustee to execute supplemental indentures adding, changing or eliminating certain specified provisions to the indenture or any supplemental indenture with respect to the debt securities of any series or modifying in any manner the rights of the holders of the debt securities of any series. However, no supplemental indenture may, among other things, (1) extend the final maturity of any debt security, or reduce the rate or extend the time of payment of any interest on the debt security, or reduce the principal amount of any debt security, premium on any debt security, or reduce any amount payable upon any redemption of any debt security, without the consent of the holder of each debt security so affected, or (2) reduce the percentage of debt securities of any series that is required to approve a supplemental indenture (which percentage under the indenture is equal to a majority in principal amount of the debt securities outstanding), without the consent of the holders of each debt security so affected. (Section 8.2)

Governing Law

The indenture provides that it and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Trustee

Kellogg maintains customary banking relationships with The Bank of New York Mellon Trust Company, N.A., the trustee under the indenture, and its affiliates.

PLAN OF DISTRIBUTION

We may sell the debt securities offered pursuant to this prospectus in any of the following ways:

•	directly to one or more purchasers;

•	through agents, dealers or brokers;

•	to or through underwriters; or

•	through a combination of any of these methods of sale.

We will identify the specific plan of distribution, including any underwriters, brokers, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

LEGAL MATTERS

The validity of the debt securities offered pursuant to this prospectus and any prospectus supplement will be passed upon for us by Kirkland & Ellis LLP, Chicago, Illinois, and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended January 2, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file periodic reports, proxy statements and other information with the SEC. You may read and copy (at prescribed rates) any such reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. For further information concerning the SEC’s Public Reference Room, you may call the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Our filings are also available at the offices of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

This prospectus is part of a registration statement filed on Form S-3 with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information concerning us and the securities, you should read the entire registration statement and the additional information described under “Incorporation of Certain Information by Reference” below. The registration statement has been filed electronically and may be obtained in any manner listed above. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents and reports listed below filed by us with the SEC (File No. 1-4171) (other than portions of these documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, including any exhibits included with such Items):

•	our Annual Report on Form 10-K for the fiscal year ended January 2, 2016;

•	the portions of our Definitive Proxy Statement on Schedule 14A for the 2015 annual meeting of shareowners incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended January 3, 2015, filed with the SEC on March 3, 2015; and

•	our Current Report on Form 8-K filed on February 23, 2016.

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, including any exhibits included with such Items, unless otherwise indicated therein) after the date of this prospectus and prior to the termination of this offering. The information contained in any such document will be considered part of this prospectus from the date the document is filed with the SEC.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We undertake to provide without charge to you, upon oral or written request, a copy of any or all of the documents that have been incorporated by reference in this prospectus, other than exhibits to such other documents (unless such exhibits are specifically incorporated by reference therein). We will furnish any exhibit not specifically incorporated by reference upon the payment of a specified reasonable fee, which fee will be limited to our reasonable expenses in furnishing such exhibit. All requests for such copies should be directed to Investor Relations, Kellogg Company, P.O. Box 3599, Battle Creek, Michigan 49016-3599, (269) 961-2800.